Exhibit 3.1

FIRST AMENDMENT

TO THE

SEVENTH AMENDED AND RESTATED BY-LAWS

OF

CELANESE CORPORATION

March 14, 2025

Reference is made to that certain Seventh Amended and Restated By-laws of Celanese Corporation, effective as of November 2, 2022 (the “By-laws”).

1.            Section 8.01 of the By-laws is hereby amended and restated in its entirety as follows:

Section 8.01 Exclusive Forum.

(A)         Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer, other employee or stockholder of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these By-laws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

(B)          Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any claim arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended from time to time) shall be the federal district courts of the United States; provided, however, that if the foregoing provisions of this Section 8.01(B) are, or the application of such provisions to any person or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive state court forum for any claim arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended from time to time) shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware).